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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Hilton Hotels Corporation and subsidiaries for the registration of $575,000,000 of 3.375% Convertible Senior Notes due 2023 and to the incorporation by reference therein of our report dated January 27, 2003, with respect to the consolidated financial statements of Hilton Hotels Corporation and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
August 15, 2003

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  Exhibit 23.2